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                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                    WINDSOR WOODMONT BLACK HAWK RESORT CORP.

                                       AND

                             AMERISTAR CASINOS, INC.

                            DATED AS OF MAY 28, 2004

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                                TABLE OF CONTENTS
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ARTICLE I DEFINITIONS..................................................................................................     1

         1.1      Definitions..........................................................................................     1

ARTICLE II TRANSACTION.................................................................................................     7

         2.1      Acquired Assets......................................................................................     7

         2.2      Excluded Assets......................................................................................     9

         2.3      Assumption of Liabilities............................................................................    10

         2.4      Cure Amounts.........................................................................................    11

         2.5      Consideration........................................................................................    11

         2.6      Payment of Cash Purchase Price.......................................................................    12

         2.7      Post-Closing Adjustment to Cash Purchase Price.......................................................    12

         2.8      The Closing..........................................................................................    13

         2.9      Deliveries at the Closing............................................................................    14

         2.10     Prorations...........................................................................................    14

         2.11     Bankruptcy Court Approvals and Buyer Protections.....................................................    14

ARTICLE III SELLER'S REPRESENTATIONS AND WARRANTIES....................................................................    16

         3.1      Organization.........................................................................................    16

         3.2      Authority Relative to Agreement......................................................................    16

         3.3      No Conflict..........................................................................................    17

         3.4      Property.............................................................................................    17

         3.5      Assigned Contracts...................................................................................    18

         3.6      Compliance with Laws.................................................................................    18

         3.7      Litigation...........................................................................................    18

         3.8      Taxes................................................................................................    18

         3.9      Financial Statements.................................................................................    19

         3.10     Assets Title.........................................................................................    19

         3.11     Absence of Changes...................................................................................    19

         3.12     Environmental Matters................................................................................    19

         3.13     Brokers and Investment Advisors......................................................................    19

ARTICLE IV BUYER'S REPRESENTATIONS AND WARRANTIES......................................................................    20

         4.1      Organization of Buyer................................................................................    20

         4.2      Authority Relative to Agreement......................................................................    20

         4.3      Consents and Approvals; No Conflict; Required Filing and Consents....................................    20

         4.4      Brokers and Investment Advisors......................................................................    20

         4.5      Bankruptcy...........................................................................................    21
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         4.6      Litigation...........................................................................................    21

         4.7      Sufficiency of Funds.................................................................................    21

         4.8      No Ineligible Person.................................................................................    21

         4.9      Acquired Assets "AS IS"; Buyer's Acknowledgment Regarding Same.......................................    21

ARTICLE V COVENANTS....................................................................................................    22

         5.1      General..............................................................................................    22

         5.2      Bankruptcy Court Approval............................................................................    22

         5.3      Regulatory and Other Authorizations; Consents and Best Efforts.......................................    23

         5.4      Operation of Business................................................................................    24

         5.5      Compliance with Laws.................................................................................    24

         5.6      Inspections by Buyer.................................................................................    25

         5.7      Confidentiality......................................................................................    25

         5.8      Post-Closing Books and Records.......................................................................    25

         5.9      Further Assurances...................................................................................    26

         5.10     Employee Matters.....................................................................................    26

         5.11     Allocation...........................................................................................    26

         5.12     Ineligible Person....................................................................................    26

         5.13     Preliminary Title Report.............................................................................    27

ARTICLE VI CONDITIONS TO OBLIGATION TO CLOSE...........................................................................    28

         6.1      Conditions to Buyer's and Seller's Obligation........................................................    28

         6.2      Conditions to Buyer's Obligation.....................................................................    28

         6.3      Conditions to Seller's Obligation....................................................................    29

ARTICLE VII TERMINATION................................................................................................    30

         7.1      Termination of Agreement.............................................................................    30

         7.2      Effect of Termination................................................................................    32

         7.3      Deposit..............................................................................................    32

ARTICLE VIII INDEMNIFICATION...........................................................................................    32

         8.1      Indemnification by Seller............................................................................    32

         8.2      Indemnification by Buyer.............................................................................    33

         8.3      Indemnification Procedure............................................................................    34

         8.4      Payment of Indemnification...........................................................................    35

         8.5      Treatment of Indemnity Payments......................................................................    35

         8.6      Insurance............................................................................................    35
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ARTICLE IX MISCELLANEOUS...............................................................................................    35

         9.1      Survival.............................................................................................    35

         9.2      Press Releases and Public Announcements..............................................................    35

         9.3      Third-Party Beneficiaries............................................................................    36

         9.4      Entire Agreement.....................................................................................    36

         9.5      Succession and Assignment............................................................................    36

         9.6      Headings.............................................................................................    36

         9.7      Notices..............................................................................................    36

         9.8      Governing Law; Jurisdiction..........................................................................    37

         9.9      Amendments and Waivers...............................................................................    38

         9.10     Severability.........................................................................................    38

         9.11     Expenses.............................................................................................    38

         9.12     Construction.........................................................................................    38

         9.13     Incorporation of Exhibits and Schedules..............................................................    38

         9.14     Tax Disclosure Authorization.........................................................................    39

         9.15     Counterparts and Facsimile Signatures................................................................    39
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                                    EXHIBITS

Exhibit A           --          Matters to be Addressed in Confirmation Order

Exhibit B           --          Real Property

Exhibit C           --          Closing Deliveries

                                    SCHEDULES

Schedule 2.1(c)     --          General Intangibles

Schedule 2.1(d)     --          Assigned Contracts

Schedule 2.1(h)     --          Intellectual Property

Schedule 2.1(i)     --          Seller Claims

Schedule 2.2(l)     --          Additional Excluded Assets

Schedule 2.3(d)     --          Employee Obligations

Schedule 2.6(b)     --          Base Net Asset Value

Schedule 3.4        --          Liens

Schedule 3.4(c)     --          Tangible Property

Schedule 3.7        --          Litigation

Schedule 3.8        --          Taxes

Schedule 3.9        --          Financial Statements

Schedule 5.10       --          Employees

Schedule 6.2(d)     --          Material Adverse Effect

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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of May 28, 2004, by and between Windsor Woodmont Black Hawk Resort Corp., a Colorado corporation ("Seller"), as debtor in possession in that certain proceeding entitled "In re Windsor Woodmont Black Hawk Resort Corporation," Case No. 02-28089-ABC, United States Bankruptcy Court, District of Colorado (the "Bankruptcy Case"), and Ameristar Casinos, Inc., a Nevada corporation ("Buyer").

                                    RECITALS

         A. WHEREAS, on or about November 7, 2002, Seller filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., thereby commencing the Bankruptcy Case in the United States Bankruptcy Court for the District of Colorado (the "Bankruptcy Court");

         B. WHEREAS, Seller's business consists of the operation of the Mountain High Casino located in Black Hawk, Colorado (the "Business");

         C. WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign, transfer and convey to Buyer certain specified assets and liabilities of the Business;

         D. WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase and assume from Seller such assets and liabilities; and

         E. WHEREAS, in addition to other conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement is subject to confirmation of the Plan by the Bankruptcy Court.

         NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      Definitions.

         As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Accounts Receivable" means all accounts, accounts receivable, contract rights to payment, notes, and notes receivable of Seller, other than any amounts owed to Seller by Hyatt Gaming Management, Inc. and the approximately $80,000 owed to Seller by Daniel P. Robinowitz.

         "Acquired Assets" has the meaning set forth in Section 2.1.

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         "Ad Hoc Committee" means that ad hoc committee constituted of certain of the holders of Seller's 13% Series B First Mortgage Notes due 2007.

         "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified.

         "Antitrust Laws" has the meaning set forth in Section 5.3(a).

         "Assigned Contracts" means all Contracts set forth on Schedule 2.1(d).

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Avoidance Actions" means all rights or causes of action arising under Sections 506(c), 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the
Bankruptcy Code and all defenses and rights of offset/recoupment relating to proofs of claim asserted or deemed asserted in the Bankruptcy Case.

         "Bankruptcy Case" has the meaning set forth in the preface above.

         "Bankruptcy Code" means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

         "Bankruptcy Court" has the meaning set forth in the Recitals above.

         "Base Net Asset Value" has the meaning set forth in Section
2.6(b)(i)(B).

         "Books and Records" has the meaning set forth in Section 2.1(k).

         "Breakup Fee" has the meaning set forth in Section 2.11(e).

         "Business" has the meaning set forth in the Recitals above.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Protection Approval Motion" has the meaning set forth in Section 2.11(a).

         "Buyer Protection Order" has the meaning set forth in Section 2.11(a).

         "Cash" means cash (other than Casino Cash) and cash equivalents (including marketable securities and short-term investments).

         "Cash Purchase Price" has the meaning set forth in Section 2.5.

         "Casino Cash" means cash in cashiers' cages, vaults, carts, drawers, cash registers and gaming devices and machines.

         "Casino Liabilities" means net circulating chip and token float, ticket-in ticket-out liabilities, slot club liabilities, progressive jackpot liabilities, slot machine and poker liabilities

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and outstanding coupons, outstanding accrued "Peak Shopper Points," accrued
"Club Points" and unclaimed jackpot liabilities.

         "Claim" has the meaning set forth in Section 8.3(a).

         "CLGCC" means the Colorado Limited Gaming Control Commission.

         "Closing" has the meaning set forth in Section 2.8.

         "Closing Adjustment" has the meaning set forth in Section 2.7(b)(i).

         "Closing Date" has the meaning set forth in Section 2.8.

         "Closing Date Statement" has the meaning set forth in Section 2.7(b).

         "Closing Payment" has the meaning set forth in Section 2.6(b)(i).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competing Transaction" has the meaning set forth in Section 2.11(b).

         "Confidential Information" means any information concerning the business and affairs of Seller that is not already generally available to the public.

         "Confirmation Order" means the order entered by the Bankruptcy Court in the Bankruptcy Case confirming the Plan, which order shall, at a minimum, contain the provisions set forth in Exhibit A and shall otherwise be reasonably acceptable to Buyer with respect to matters that affect Buyer's interest in the Agreement or the transactions contemplated hereby.

         "Consent" means any consent, waiver, approval, permit or authorization of any Person.

         "Contract" means any contract, agreement, purchase order, sale order, lease, license, note, instrument or obligation to which Seller is a party.

         "Cure Amounts" has the meaning set forth in Section 2.4.

         "Damages" means any demand, claim, action, suit, proceeding, loss, deficiency, liability, obligation, commitment, Tax, cost, expense or damage whatsoever, including costs and expenses of investigating or defending any of the foregoing or a party's right to indemnification with respect thereto, and including reasonable fees and expenses of attorneys, accountants and experts in connection therewith.

         "Deductible" has the meaning set forth in Section 8.1(c).

         "Deposit" has the meaning set forth in Section 2.6(a).

         "Disclosure Statement" means the written disclosure statement that relates to the Plan, as such disclosure statement may be amended, modified or supplemented from time to time.

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         "DOJ" has the meaning set forth in Section 5.3(a).

         "EBITDA" means, for any applicable period, earnings before interest, taxes, depreciation and amortization, such amounts to be calculated consistently with Buyer's past practice and, to the extent applicable, as reported in, or consistent with, the publicly-issued earnings press release of Buyer covering the earnings for such period.

         "Employees" has the meaning set forth in Section 5.10.

         "Environmental, Health and Safety Requirements" means all federal, state, local, and foreign laws, statutes, rules, regulations, ordinances, codes, plans, orders, decrees and settlements concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, transportation, control, or cleanup of any hazardous or toxic materials, substances, wastes, pollutants, contaminants or chemicals, industrial, or hazardous or toxic wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "Escrow Agent" has the meaning set forth in Section 2.6(a).

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Excluded Liabilities" has the meaning set forth in Section 2.3.

         "Expense Reimbursement" has the meaning set forth in Section 2.11(f).

         "Final Order" means an order, judgment, or other decree of the Bankruptcy Court that has not been vacated, reversed, modified, amended, or stayed, and for which the time to further appeal or seek review or rehearing has expired.

         "Financial Statements" has the meaning set forth in Section 3.9.

         "FTC" has the meaning set forth in Section 5.3(a).

         "GAAP" means United States generally accepted accounting principles, consistently applied in accordance with past practice.

         "Gaming Authority" means any gaming agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any Governmental Entity, whether now or hereafter in existence, or any officer or official thereof, including, but not limited to, the Colorado Division of Gaming and the CLGCC and any other applicable gaming regulatory authority with authority to regulate the gaming operations of Buyer or its Affiliates or the gaming operation or proposed gaming operation of the Business.

         "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority, including, but not limited to, all licenses granted under the Laws of any jurisdiction to which the Business is subject.

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         "Governmental Entity" means any federal, state, local or foreign government or any court or tribunal of competent jurisdiction, administrative agency, department, commission, instrumentality, body or other governmental authority or instrumentality, domestic or foreign, including, but not limited to, any Gaming Authority.

         "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity and all other materials, whether or not defined as such, that are regulated pursuant to, or that could result in liability under, any applicable Environmental, Health or Safety Requirement.

         "Holdback Amount" has the meaning set forth in Section 2.6(b)(iii).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hyatt Claims" means any of Seller's claims, counterclaims, rights or causes of action (and defenses and rights of offset/recoupment) against Hyatt Gaming Management, Inc.

         "Indebtedness" with respect to any Person means without duplication,
(a) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument and any guarantees or keep-well obligations or other contingent obligations in respect thereof; (b) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under generally accepted accounting principles; (c) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (d) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (e) retroactive insurance premium obligations.

         "Ineligible Person" means any Person who (a) directly or indirectly owns or controls any capital stock, debt instrument or other interest in Buyer whose continued ownership or control of such capital stock, debt instrument or other interest in Buyer could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement; or (b) is an employee, director, officer, consultant, creditor or has any other relationship with Buyer whose continued involvement in the Business as an employee, director, officer, consultant, creditor or otherwise could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

         "Inventory" means all inventories of liquor, food and all other inventories.

         "Laws" means all laws of any Governmental Entity, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders, decrees or any other laws, common law theories or reported decisions of any court thereof.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

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         "Material Adverse Effect" means an effect that either individually or in the aggregate is materially adverse to either (a) the financial condition, results of operations or prospects of the Business or (b) the conveyance of good and marketable title to, or the intended use by, Buyer of the Acquired Assets.

         "Net Asset Value" means the amount equal to (i) the sum of the values of the following Acquired Assets: all Casino Cash, Accounts Receivable and Inventory, minus (ii) the sum of the values of the following Assumed
Liabilities: all liabilities for unused vacation, sick pay, holiday pay and paid time off obligations for all Employees hired by Buyer, as set forth on Schedule 2.3(d), and all Casino Liabilities.

         "Order" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any Governmental Entity to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

         "Ordinary Course of Business" means the ordinary course of the Business as conducted in a manner consistent with past custom and practice (including with respect to quantity and frequency).

         "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity, including any Gaming License.

         "Permitted Exceptions" has the meaning set forth in Section 5.13.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Plan" means that certain Second Amended Plan of Reorganization to be proposed by Seller which Plan, to the extent applicable, shall be consistent with the terms of this Agreement, and which shall be in form and substance acceptable to the Ad Hoc Committee.

         "Preliminary Statement" has the meaning set forth in Section 2.7(a).

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "Purchase Price" means the Cash Purchase Price, as adjusted pursuant to
Section 2.7 and Articles VI and VIII, the additional contingent consideration set forth Section 2.5(b), and the Assumed Liabilities.

         "Qualified Competing Transaction Proposal" has the meaning set forth in
Section 2.11(c).

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         "Real Property" means the real property described on Exhibit B hereto, together with all buildings, structures, fixtures and other improvements actually or constructively attached thereto, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

         "Resolving Accountant" has the meaning set forth in Section 2.7(b)(ii).

         "Seller Claims" has the meaning set forth in Section 2.1(i).

         "Tangible Property" has the meaning set forth in Section 2.1(b).

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, gaming, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8.3(a).

         "Title Company" means First American Title Insurance Company.

         "Title Policy" has the meaning set forth in Section 6.2(h).

         "Title Report" has the meaning set forth in Section 5.13.

         "WARN Act" has the meaning set forth in Section 5.10.

                                    ARTICLE II
                                   TRANSACTION

         2.1      Acquired Assets.

         On and subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified in Section 2.5. The Acquired Assets include all of the right, title, and interest that Seller possesses in and to all of the assets, properties and rights of Seller, whether real, personal, tangible or intangible, of every kind, nature and description used by Seller or relating to the operation of the Business, free and clear of any Indebtedness, Liens and obligations whatsoever other than the Assumed Liabilities and the Permitted Exceptions, including, without limitation, the following items, but excluding therefrom the Excluded Assets (collectively, the "Acquired Assets"):

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                  (a)      All of Seller's right, title and interest in, to or
under the Real Property, any lease thereof, and any other interests therein;

                  (b) all tangible personal property of Seller, wherever located, including, but not limited to, all machinery, equipment (including, but not limited to, gaming devices and machines, bill validators and coin counters), Inventory, supplies, materials, tools, furniture, fixtures, computers, computer systems and software, websites, office equipment, vehicles and other articles of personal property relating to the Business (the "Tangible Property");

                  (c) general intangibles, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, as set forth on Schedule 2.1(c);

                  (d)      the Assigned Contracts set forth on Schedule 2.1(d);

                  (e) all Accounts Receivable and all customer credits that remain outstanding as of the Closing Date;

                  (f) all deposits, prepayments and prepaid assets relating to the Business as of the Closing Date, other than as specifically referenced herein and subject to the prorations set forth in Section 2.10;

                  (g)      all Casino Cash;

                  (h) all trademarks and trade names relating to the Business, including, but not limited to, all trade names, business names and trade dresses incorporating Mountain High Casino, including, without limitation, those trademark registrations or applications for trademark registrations set forth on Schedule 2.1(h), and all other intellectual property used in the Business;

                  (i) to the extent assignable by Seller to Buyer, all rights, claims, credits, suits, actions, demands, hearings, proceedings, judgments, orders, injunctions, writs, awards, decrees and rulings of any Governmental Entity relating to any Acquired Asset or any Assumed Liability, including any such items arising under guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Acquired Asset or Assumed Liability (collectively, "Seller Claims"), other than Seller Claims necessary to offset claims against Seller set forth on Schedule 2.1(i) and the Hyatt Claims;

                  (j) all books of account, ledgers, financial, accounting and Tax records and all general and personnel records, files, invoices, customers' and suppliers' lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, catalogues, billing records, accounting information systems and software, sales and promotional literature, manuals, customer and supplier correspondence, plats, architectural plans, drawings, specifications and studies (the "Books and Records") relating to the Business, in all cases in any form or medium;

                  (k) all sundry items, including telephone numbers, key and lock combinations and passwords used by the Seller in the conduct of the Business;

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                  (l)      all goodwill generated by, associated with or
attributable to the Business;

                  (m) all of Seller's rights in, to and under third-party manufacturers' warranties;

                  (n) the right to bill and receive payment for services performed but unbilled as of the Closing;

                  (o) all advertising, marketing and promotional materials, creative materials and all other printed, written or electronic materials;

                  (p) all franchises, approvals, permits, privileges, immunities, licenses (other than Gaming Licenses and liquor licenses), orders, registrations, certificates, variances, and similar rights obtained from any Governmental Entity which are necessary to the conduct of the Business;

                  (q) all right, title and interest of Seller in the benefits of all insurance covering the Acquired Assets and/or the Business;

                  (r) all indemnities and warranties relating to the Acquired Assets; and

                  (s) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment or other rights and claims of a similar nature in favor of Seller including tax refunds and insurance refunds related to the Acquired Assets.

         2.2      Excluded Assets.

         Notwithstanding the provisions of Section 2.1 to the contrary, the Acquired Assets shall not include the following specifically excluded assets (the "Excluded Assets"):

                  (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, and all tax credits and other tax attributes of Seller;

                  (b)      Cash;

                  (c) all claims, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment or other rights and claims of a similar nature including tax refunds and insurance refunds related solely to the Excluded Assets;

                  (d) any shares of capital stock in Seller or any rights pertaining thereto;

                  (e)      the corporate name of Seller;

                  (f)      the Hyatt Claims;

                  (g) Seller Claims necessary to offset claims against Seller, as set forth on Schedule 2.1(i);

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                  (h)      any of the rights of Seller under this Agreement (or
under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement);

                  (i)      all Avoidance Actions;

                  (j) all of Seller's rights and causes of action arising under Sections 502 and 503 of the Bankruptcy Code and Rule 3007 thereunder;

                  (k) Seller's director and officer insurance policy and all prepaid premiums associated therewith; and

                  (l) any assets of Seller (whether or not included in the definition of "Acquired Assets") which may be designated by Buyer in writing as "Excluded Assets" in Buyer's sole discretion, prior to the Closing Date, including, but not limited to, the items specifically set forth on Schedule 2.2(l).

         2.3      Assumption of Liabilities.

         On and subject to the terms and conditions of this Agreement, Buyer shall assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of Seller not included within the definition of Assumed Liabilities, including, but not limited to: (a) Taxes related to the Business or the Acquired Assets for all Tax periods (or portions thereof) ending on or prior to the Closing; (b) any costs or expenses incurred in connection with, or related to, the administration of the Bankruptcy Case, including, without limitation, any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors related to the Bankruptcy Case; (c) liabilities to the extent relating to the Excluded Assets; and (d) liabilities and obligations of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement); (e) all claims against Seller related to the Hyatt Claims and the Seller Claims set forth on Schedule 2.1(i); (f) all liabilities and obligations arising under any Assigned Contract (and all liabilities for any breach, act or omission under any Assigned Contract) arising on or prior to the Closing; and (g) all other liabilities and obligations for which Buyer does not expressly assume any liability (collectively, the "Excluded Liabilities"). Seller agrees to provide for each of the Excluded Liabilities either by payment or under the Plan. Buyer's assumption of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Seller had this Agreement not been consummated. The "Assumed Liabilities" are specifically as follows:

                  (a) all liabilities and obligations arising after the Closing Date with respect to or arising under the Acquired Assets or in connection with the Business;

                  (b)      all Casino Liabilities existing on the Closing Date;

                  (c) all liabilities and obligations of Seller arising under and related to the municipal bonds issued by the Black Hawk Improvement District;

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

                  (d) as set forth on Schedule 2.3(d), all liabilities of Seller for unused vacation, sick pay, holiday pay and paid time off obligations as of the Closing Date for all Employees hired by Buyer; and

                  (e) all liabilities of Seller under the WARN Act incurred in connection with the transactions contemplated by this Agreement.

         2.4      Cure Amounts.

         Seller shall be responsible for paying all amounts and other consideration (the "Cure Amounts") that pursuant to Bankruptcy Code Section 365(a), as of the Closing Date, will be required to cure any defaults on the part of Seller under the Assigned Contracts or that will be otherwise due to the parties under the Assigned Contracts, which amounts or other consideration must be delivered to the nondebtor parties under the Assigned Contracts, or with respect to which adequate assurance of prompt delivery must be provided, as a prerequisite to the assumption of such Assigned Contracts under Bankruptcy Code
Section 365(b). Following the Closing and subject to Seller's payment of the Cure Amounts, Buyer shall have sole responsibility for the Assigned Contracts and all the Assumed Liabilities associated therewith.

         2.5      Consideration.

         Subject to the terms and conditions of this Agreement, in consideration for the Acquired Assets, Buyer hereby agrees to:

                  (a) pay Seller, pursuant to Section 2.6, an aggregate amount equal to One Hundred Fifteen Million Dollars ($115,000,000), subject to any adjustment pursuant to Article VI, VII or VIII or Section 2.7 (the "Cash Purchase Price");

                  (b) pay Seller, as additional consideration for the Acquired Assets, in cash each year within forty-five (45) days after the anniversary of the Closing Date, until the earlier to occur of the opening of hotel facilities on the Real Property or the four (4) year anniversary of the Closing Date, 10% of the EBITDA (excluding any charges attributable to the development and construction of hotel facilities on the Real Property) associated with the operation of the Business in excess of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) during the twelve (12) month period prior to such anniversary date. Upon the opening of hotel facilities, if any, on the Real Property, during the remainder of the four (4) year period following the Closing Date, Buyer shall pay to Seller in cash each year within forty-five
(45) days after the anniversary of the Closing Date, 10% of the EBITDA (excluding any charges attributable to the development and construction of hotel facilities on the Real Property) associated with the operation of the Business and such hotel facilities in excess of Twenty Four Million Dollars ($24,000,000) during the twelve (12) month period prior to such anniversary date. The $17,500,000 and $24,000,000 threshold amounts used in calculating the additional consideration to be paid as described in this Section 2.5(b) shall be prorated during any partial year in which the hotel facilities are opened; and

                  (c)      assume and satisfy the Assumed Liabilities.

         2.6      Payment of Cash Purchase Price.

         Subject to Section 2.7, the Cash Purchase Price shall be paid as follows:

                  (a) On the date hereof, Buyer shall deposit an amount equal to Two Million Dollars ($2,000,000) in cash (the "Deposit") into an interest-bearing escrow account maintained by an escrow agent mutually agreeable to the parties (the "Escrow Agent") for the benefit of the parties hereto;

                  (b)      On the Closing Date,

                           (i)      by wire transfer of immediately available
funds to an account designated by Seller, Buyer shall pay to Seller (the "Closing Payment") an amount equal to One Hundred Eleven Million Dollars ($111,000,000), minus (A) any adjustment amount for Damages pursuant to Article VI or VII, and plus or minus, as the case may be, (B) the aggregate amount by which the Net Asset Value set forth on the Preliminary Statement required to be delivered prior to Closing pursuant to Section 2.7(a) is greater or less than the corresponding amount of Two Million Five Hundred Eight Thousand Seven Hundred Eighty Seven Dollars ($2,508,787) (the "Base Net Asset Value"), calculated pursuant to Schedule 2.6(b).

                           (ii)     Seller shall be paid the principal amount of
the Deposit, and Buyer shall be paid the accrued interest thereon, from the escrow account referenced in Section 2.6(a); and

                           (iii)    Buyer shall pay into an interest bearing
escrow account maintained by the Escrow Agent for the benefit of the parties hereto an amount equal to Two Million Dollars ($2,000,000) (subject to adjustment pursuant to Section 2.7, the "Holdback Amount") to be held and distributed in accordance with Article VIII.

         2.7      Post-Closing Adjustment to Cash Purchase Price.

                  (a) Seller shall prepare and deliver to Buyer, not less than three (3) business days prior to the Closing Date, a schedule consistent with the form of Schedule 2.6(b) used in calculating the Base Net Asset Value setting forth an estimate of the Net Asset Value as of the close of business on the day immediately preceding the Closing (the "Preliminary Statement"). The Base Net Asset Value has been, and the Preliminary Statement shall be, prepared in a manner consistent with GAAP and in a manner consistent with Seller's Financial Statements, including, but not limited to, the application of Seller's historical methodology for establishing reserves for Accounts Receivable, Casino Liabilities, and any other accounts subject to estimate or judgment, in each case, to the extent in accordance with GAAP.

                  (b)      (i)      Within fifteen (15) days after the Closing
Date, Buyer shall prepare and deliver to Seller a statement of Net Asset Value, as of the Closing Date (the "Closing Date Statement"). The Closing Date Statement shall include a statement setting forth the amount, if any, by which the Net Asset Value reflected on the Closing Date Statement is greater than or less than the estimated Net Asset Value reflected on the Preliminary Statement (the "Closing Adjustment"). The Closing Date Statement shall be prepared in a manner consistent with GAAP and in a manner consistent with Seller's Financial Statements, including, but not limited to, the application of Seller's historical methodology for establishing reserves for Accounts Receivable, Casino Liabilities, and any other accounts subject to estimate or judgment, in each case, to the extent in accordance with GAAP.

                           (ii)     Seller or its agents may, at Seller's own
expense, audit or otherwise review the Closing Date Statement and Buyer shall provide Seller or its agents with access to the work papers used in preparing the Closing Date Statement. Seller shall have the right to object, by written notice to Buyer, to any item on, or other matter relating to the Closing Date Statement. If Seller does not deliver to Buyer such written notice of objection within ten (10) days after receipt of the Closing Date Statement, the Closing Date Statement will be deemed to have been accepted by Seller. If Seller does so object and if Buyer and Seller are unable, within fifteen (15) days after receipt by Buyer of such written notice of objection, to resolve any disputes concerning the Closing Date Statement, the dispute will be turned over to a firm of independent certified public accountants mutually acceptable to Buyer and Seller (the "Resolving Accountants"). The Resolving Accountants so selected shall, as soon as practicable, deliver to Buyer and Seller a written report resolving any disputed matters and its determination will be conclusive and binding upon the parties. The expenses of such Resolving Accountants will be borne by the parties on a pro rata basis in relation to the degree to which the positions of the respective parties are not confirmed by the accounting firm.

                           (iii)    If the Closing Date Statement reflects a Net
Asset Value less than the Net Asset Value set forth in the Preliminary Statement, the amount of such shortfall shall be deducted from the Cash Purchase Price and, within two (2) days following the final confirmation of the Closing Date Statement, Seller shall pay to Buyer an amount in cash equal to the amount of such shortfall, payable by wire transfer or delivery of other good and immediately available funds.

                           (iv)     If the Closing Date Statement reflects a Net
Asset Value greater than the Net Asset Value set forth in the Preliminary Statement, the amount of such excess shall be added to the Cash Purchase Price and, within two (2) days following the final confirmation of the Closing Date Statement, Buyer shall pay to Seller an amount in cash equal to the amount of such excess, payable by wire transfer or delivery of other good and immediately available funds.

         2.8      The Closing.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Klee, Tuchin, Bogdanoff & Stern LLP commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other location or date as the parties may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no later than December 31, 2004, unless such Closing Date is extended by the mutual agreement of the parties.

         2.9      Deliveries at the Closing.

         At the Closing, (a) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Exhibit C; (b) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Exhibit C; and (c) Buyer will deliver to Seller the consideration to be delivered on the Closing Date as specified in Section 2.6.

         2.10     Prorations.

         All taxes, assessments, charges, and income pertaining to the Acquired Assets shall be prorated between Seller and Buyer as of the close of the gaming day immediately preceding the Closing Date, so that Seller shall bear all expenses with respect to the Acquired Assets incurred up through and including the gaming day immediately preceding the Closing Date, and Buyer shall bear all expenses with respect to the Acquired Assets incurred from and after the close of such gaming day. Notwithstanding the foregoing, Assumed Liabilities shall not be prorated and shall be the sole responsibility of Buyer.

         In the event that the amount of any prorated item is not known at Closing, the parties agree that such items shall be prorated at Closing upon the basis of the best information available, and shall be adjusted when the actual amount(s) of such items are known, with appropriate charges and credits to be made. In the event, subsequent to the Closing Date, any adjustment pursuant to this Section 2.10 shall be necessary, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid within three (3) days from receipt of the invoice if such amount is not in dispute. The provisions of this
Section 2.10 shall survive the Closing Date.

         2.11     Bankruptcy Court Approvals and Buyer Protections

                  (a) Within five (5) business days after the execution of this Agreement, Seller shall file or cause to be filed (and shall diligently pursue an order on shortened time if permitted by the Bankruptcy Court) a motion in the form agreed to by Seller, Buyer and the Ad Hoc Committee (the "Buyer Protection Approval Motion") seeking entry of an order (the "Buyer Protection Order") approving the matters specified in this Section 2.11. The Buyer Protection Order shall be in the form agreed to by Seller, Buyer and the Ad Hoc Committee. Buyer shall reasonably cooperate with Seller in providing any information or documentation that the Bankruptcy Court might reasonably request or require in connection with Seller's efforts to obtain the Buyer Protection Order.

                  (b) Unless and until this Agreement is terminated, except as Seller may reasonably determine in good faith to be otherwise required in connection with applicable fiduciary duties after consultation with counsel, neither Seller nor the Ad Hoc Committee, except as otherwise required by the Bankruptcy Court, shall knowingly take any action, directly or indirectly, to cause, promote, authorize, or result in the purchase by any Person other than Buyer of all or a substantial portion of the stock or assets of Seller, or any other transaction competing, conflicting or interfering with the completion of the transactions contemplated by this Agreement (a "Competing Transaction"), including, without limitation, granting access to any third parties to Seller's assets, Business, Records, officers, directors, or employees, which access, to Seller's knowledge, relates to, or is reasonably expected to lead to, a Competing Transaction or a potential Competing Transaction.

                  (c) If any Person offers to enter into a Competing Transaction with Seller, except as Seller reasonably determines in good faith to be required in connection with its applicable fiduciary duties, Seller shall not
(i) consider, or enter into any agreement relating to, any Competing Transaction or (ii) file any plan of reorganization proposed or supported by the Seller that does not contemplate a transaction with Buyer or any of its affiliates or successors, unless (x) the consideration to be paid in connection with the Competing Transaction or, in the case of such a reorganization plan, the consideration to be provided to creditors as a result of the transactions contemplated thereby, is at least Four Million Dollars ($4,000,000) in cash greater than the Purchase Price or the amount of any prior improvement thereto in accordance with the provisions of this Section 2.11, and (y) the offer is in writing, binding on the offeror, and contains closing contingencies no more substantive than those contained in this Agreement (a "Qualified Competing Transaction Proposal").

                  (d) If any person or entity submits a Qualified Competing Transaction Proposal to Seller, and Seller has made a determination that such offer is more beneficial to Seller than the transactions contemplated by this Agreement, Seller shall immediately notify Buyer of such offer and provide Buyer with a copy of the offer. Buyer shall have five (5) business days after such notification and receipt of the offer to modify the terms of this Agreement so as to substantially match or improve the terms offered in the Qualified Competing Transaction Proposal. If Buyer makes such modification, except as Seller reasonably determines in good faith to be otherwise required in connection with applicable fiduciary duties after consultation with counsel, Seller shall recommend to the Bankruptcy Court that this Agreement, as so modified by Buyer, be approved by the Bankruptcy Court and shall continue to perform its obligations under this Agreement. Buyer shall have the same rights provided in this Section 2.11 with respect to any offers made subsequent to any such modification of this Agreement.

                  (e) If, after the date of execution of this Agreement and prior to the ninetieth (90th) day after the date of the termination of this Agreement, (i) Seller enters into any Competing Transaction or any agreement to enter into a Competing Transaction, (ii) the failure to consummate the transactions contemplated hereby shall not have resulted from Seller's termination of this Agreement pursuant to Section 7.1(a), Section 7.1(c) or
Section 7.1(d), and (iii) Buyer was not in material breach of any of its obligations under this Agreement, Buyer shall be entitled to receive (x) a breakup fee in the amount of Two Million Dollars ($2,000,000) (the "Breakup Fee"), and (y) the Expense Reimbursement.

                  (f) For purposes of this Agreement, "Expense Reimbursement" means the amount paid or to be paid to Buyer in immediately available funds equaling the amounts incurred by Buyer as actual out-of-pocket expenses in connection with the negotiation, preparation, execution, delivery, and attempted performance of this Agreement and the matters contemplated hereby; provided, however, that the amount of the Expense Reimbursement shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000). The Expense Reimbursement shall include, without limitation, all reasonable, documented out-of-pocket costs, fees, and expenses incurred by Buyer in connection with its due diligence review, negotiation, and documentation of this Agreement and any of the expenses contemplated under Section 9.11 and the transactions contemplated hereby, including, without limitation, reimbursement of all filing fees paid in connection with filings under the HSR Act and all fees and expenses paid to Buyer's attorneys, accountants, consultants, and other professional or financial advisers.

                  (g) If Buyer has become entitled to payment of the Breakup Fee pursuant to Section 2.11(e), Seller shall pay the Breakup Fee to Buyer by wire transfer of immediately available funds not later than two (2) business days after the date on which Buyer becomes entitled to payment of the Breakup Fee.

                  (h) If Buyer has become entitled to payment of the Expense Reimbursement pursuant to Section 2.11(e), Seller shall pay the Expense Reimbursement to Buyer by wire transfer of immediately available funds not later than ten (10) days after the delivery by Buyer to Seller of a written request for payment of the Expense Reimbursement and reasonably detailed and accurate supporting documentation for such request, except to the extent, if any, that Seller disputes the requested amount. If Seller disputes the amount of the requested Expense Reimbursement, it shall so advise Buyer in writing and in reasonable detail within ten (10) days after Seller's receipt of the request and related supporting documentation. Any undisputed amount shall be timely paid by Seller to Buyer and the balance of the amount requested by Buyer shall be held in escrow by Seller for Buyer, and the dispute shall be resolved in good faith by the parties, if possible. If such disputes have not been resolved by the parties within ten (10) days after Seller notifies Buyer that it disputes the amount of the requested Expense Reimbursement, then Seller or Buyer shall request that the Bankruptcy Court resolve such disputes promptly.

                                  ARTICLE III
                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement).

         3.1      Organization.

         Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado, with full corporate power and authority as a debtor and a debtor in possession subject to the Bankruptcy Code to own all of its property and assets and to carry on the Business as it is now being conducted.

         3.2      Authority Relative to Agreement.

         Subject to approval of the Bankruptcy Court, Seller has the full corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the Closing, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will have been duly and validly authorized by all necessary corporate action or proceeding. This Agreement has been duly and validly executed and delivered by Seller and, subject to Bankruptcy Court approval, constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         3.3      No Conflict.

         The execution and the delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (a) violate any provision of the certificate of incorporation or bylaws of Seller;
(b) violate any Law applicable to Seller; (c) except with respect to filings under the HSR Act or the need to seek Bankruptcy Court approval, require Seller to make any filing with, obtain any permit, Consent, license or approval of, or give any notice to, any Governmental Entity or (d) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase pursuant to, any Acquired Asset, including, without limitation, any Assigned Contract.

         3.4      Property.

                  (a) Exhibit B contains an identification of each parcel of real property owned, leased, subleased, or otherwise occupied by Seller, including a specific identification of whether such real property is owned or leased and, with respect to any such real property owned by Seller, a complete and accurate legal description. Seller has good and marketable fee simple title to the Real Property owned by Seller, and has good and marketable leasehold interests in the Real Property leased by Seller, free and clear of all Liens, covenants, assessments or encumbrances, except for (i) any of the foregoing disclosed in Schedule 3.4, (ii) liens covering current property Taxes not yet delinquent, and (iii) easements, covenants, rights of way and other similar restrictions of record. To the best of Seller's knowledge, there is no unrecorded or undisclosed legal or equitable interest in any Real Property owned or claimed by any Person. Any lease with respect to Real Property leased by Seller is valid and in full force and effect, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default under any such lease. Seller has not received any written notice of, and neither the executive officers nor the general manager of Seller have received any notice of, any (i) violation of any applicable zoning, subdivision or building laws and regulations or (ii) pending or threatened condemnation proceeding against any of the Real Property or the desire or intention of any Governmental Entity to take or use any of the Real Property or any material part thereof. The Real Property is not subject to any mining rights or claims.

                  (b) Seller has not received any written notice of, and neither the executive officers nor the general manager of Seller have received any notice of, any violation in, on, under or about the Real Property of any restrictive covenants, deed restrictions or Law, including, without limitation, any Environmental, Health or Safety Requirement, which has not been remedied.

                  (c) Schedule 3.4(c) sets forth a correct and complete list, as of the date of this Agreement, of each material item of Tangible Property. Seller has good and marketable title to the Tangible Property.

                  (d) The Real Property and Tangible Property are in good condition and repair (subject to routine maintenance and repair for similar assets of like age and use) and are usable in the Ordinary Course of Business. All of the Acquired Assets of a tangible nature, including, without limitation, the Tangible Property, are located at the Real Property.

                  (e) The Acquired Assets constitute all the assets and rights which are reasonably necessary for the continued conduct of the Business, as currently conducted.

         3.5      Assigned Contracts.

         Seller has delivered to Buyer correct and complete copies of each Assigned Contract. Subject only to the Cure Amounts, (a) Seller is in compliance, in all material respects, with the terms of each Assigned Contract and (b) no Consent, waiver or approval of any party to a Assigned Contract is necessary for the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

         3.6      Compliance with Laws.

         The conduct of the Business by Seller has not violated and does not violate any Law, judgment, order or arbitration award of any Governmental Entity in force on the date hereof, including, but not limited to, Laws relating to (a) the protection of the health and safety of employees, (b) gaming activities, (c) the sale of food and beverages, (d) the environment, and (e) any other aspect of the Business, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or materially interfere with the issuance to Buyer of any required licenses for the operation of the Business. There are no material unresolved notices of deficiency or charges of violation pending or, to the knowledge of Seller, threatened against Seller which could reasonably be expected to have a Material Adverse Effect or materially interfere with the issuance to Buyer of any required licenses for the operation of the Business, and there are no facts or circumstances known to Seller that would constitute a reasonable basis on which any such notices or charges may be instituted, issued or brought hereafter.

         3.7      Litigation.

         Except as set forth in Schedule 3.7, there is no pending or, to the knowledge of Seller, threatened claim, suit, arbitration or other judicial or regulatory Proceeding or investigation of any character by or against Seller or any of the Acquired Assets which could reasonably be expected to have a Material Adverse Effect and there are no facts or circumstances known to Seller that would constitute a reasonable basis on which any such claim, suit, arbitration or other judicial or regulatory proceeding may be instituted, issued or brought hereafter.

         3.8      Taxes.

         Except as set forth on Schedule 3.8, Seller has filed on a timely basis all Tax Returns required to be filed by Seller on or prior to the date hereof, it being understood and agreed to by all parties that a Tax Return shall not be deemed to be due if Seller has obtained an extension to file and such extension has not expired. As of the time of filing, all Tax Returns were true and complete in all material respects. With respect to all amounts in respect of Taxes imposed on Seller in any taxable period or portion of a period ending on or before the Closing Date, (i) all applicable Tax Laws have been complied with in all material respects, and (ii) all such amounts required to be paid to taxing authorities or others have been paid.

         3.9      Financial Statements.

         Attached hereto as Schedule 3.9 are copies of Seller's (a) audited consolidated balance sheets as of December 31, 2001, 2002 and 2003, and audited consolidated statements of operations, comprehensive loss, changes in stockholders' deficit and cash flows for the years ended December 31, 2001, 2002 and 2003, and accompanying notes and (b) unaudited consolidated balance sheet as of April 30, 2004 and unaudited consolidated statements of operations, comprehensive loss, changes in stockholders' deficit and cash flows for the four months ended April 30, 2004. All of the foregoing financial statements (including the notes thereto) are referred to as the "Financial Statements." The Financial Statements have been prepared in accordance with (x) the Books and Records and (y) GAAP (except, with respect to the unaudited financial statements, for normal year-end adjustments and the absence of footnotes and other disclosures required solely for audited financial statements) applied in a manner consistent with Seller's historic accounting practices, and present fairly the financial condition and results of operations of Seller as of the dates, and for the periods covered thereby.

         3.10     Assets Title.

         At the Closing, the Acquired Assets shall be transferred by Seller to Buyer free and clear of all Liens or other liabilities or obligations, other than the Assumed Liabilities and the Permitted Exceptions.

         3.11     Absence of Changes.

         Since December 31, 2003, there has not been any event, circumstance, condition, development or occurrence causing, resulting in, or that could reasonably be expected to result in, a Material Adverse Effect.

         3.12     Environmental Matters.

         To the knowledge of Seller, (a) none of the Acquired Assets and no portion of the Real Property fails to comply in any material respect with, and there is no liability or potential liability with respect to any Acquired Asset or any portion of the Real Property under, any Environmental Law; and (b) none of the Acquired Assets and no portion of the Real Property fails to comply in any material respect with any Environmental Laws. Seller and its agents have operated the Business, and have owned, used or leased the Acquired Assets and the Real Property, in material compliance with all Environmental Laws.

         3.13     Brokers and Investment Advisors.

         No broker, finder or investment adviser is entitled to any commission, financial advisory, brokerage, finder's fee or other similar compensation arrangement from Seller in connection with the transactions contemplated hereby for which Buyer would have any responsibility or liability.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement).

         4.1      Organization of Buyer.

         Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to own all of its property and assets.

         4.2      Authority Relative to Agreement.

         Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity.

         4.3      Consents and Approvals; No Conflict; Required Filing and
Consents.

         The execution and the delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (a) violate any provision of the articles of incorporation or bylaws of Buyer; (b) violate any Law applicable to Buyer; (c) except with respect to filings under the HSR Act, the need to file reports with the Securities and Exchange Commission, the need to give notice to Gaming Authorities, the need to obtain Gaming Licenses, the need to obtain Consents related to, or arising out of, compliance with statutes, rules or regulations regarding health, the consumption, sale or serving of alcoholic beverages and food and the preparation of food or the need to seek Bankruptcy Court approval, require Buyer to make any filing with, obtain any Permit, or give any notice to, any Governmental Entity; or (d) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or right to require repurchase pursuant to, any agreement, contract, lease, license, instrument or other arrangements which would impair Buyer's ability to consummate the transactions contemplated by this Agreement.

         4.4      Brokers and Investment Advisors.

         No broker, finder or investment adviser is entitled to any commission, financial advisory, brokerage, finder's fee or other similar compensation arrangement from Buyer in connection

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

with the transactions contemplated hereby for which Seller would have any responsibility or liability.

         4.5      Bankruptcy.

         Buyer has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer's creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer's assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets; (e) admitted in writing its inability to pay its debts as they become due or (f) made an offer of settlement, extension, or composition to its creditors generally.

         4.6      Litigation.

         There are no Proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer in any court at law or in equity, or before or by any Governmental Entity, an adverse decision in which could reasonably be expected to materially affect Buyer's ability to perform Buyer's obligations under this Agreement.

         4.7      Sufficiency of Funds.

         Buyer (a) will have as of the Closing, sufficient funds available to pay the Cash Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; (b) has and will have at Closing the resources and capabilities (financial or otherwise) to perform its obligations hereunder and (c) has not, and will not have as of the Closing, incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect such resources and capabilities.

         4.8      No Ineligible Person.

         As of the date of this Agreement, to Buyer's knowledge after due inquiry, none of Buyer, its directors or officers or any holder of five percent (5%) or greater financial or equity interest in Buyer is or is likely to become an Ineligible Person.

         4.9      Acquired Assets "AS IS"; Buyer's Acknowledgment Regarding
Same.

         Buyer agrees, warrants, and represents that, except as set forth in this Agreement, the conveyance documents or the Schedules hereto, (a) Buyer is purchasing the Acquired Assets on an "AS IS" basis based solely on Buyer's own investigation of the Acquired Assets and (b) neither Seller nor any real estate broker, agent, officer, employee, servant, attorney, or representative of Seller has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, or any part of the Acquired Assets, including the Real Property, or any matters pertaining thereto, including respecting the compliance or non-compliance with or the applicability or non-applicability of, any other building, health, zoning, Environmental, Health and Safety Requirements, or any other applicable city and county, state, or federal statute, ordinance, code, rule, regulation, or other Law, relating to the Acquired Assets, or any part thereof, or relating to the financial performance of the Acquired Assets or the Business, or otherwise with regard to or pertaining to the Acquired Assets, Buyer's intended use and operation thereof, or the physical condition of the Acquired Assets. Buyer further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Seller and Buyer after good-faith arms'-length negotiation in light of Buyer's agreement to purchase the Acquired Assets "AS IS", except as set forth in this Agreement, the conveyance documents and the Schedules hereto. Buyer agrees, warrants, and represents that, except as set forth in this Agreement, the conveyance documents or the Schedules hereto, Buyer has relied, and shall rely, solely upon Buyer's own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE CONVEYANCE DOCUMENTS OR THE SCHEDULES HERETO, SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

                                    ARTICLE V
                                    COVENANTS

         5.1      General.

         Each of the parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VI) in the most expeditious manner practicable.

         5.2      Bankruptcy Court Approval.

                  (a)      As soon as practicable, but not later than fifteen
(15) days after entry of the Buyer Protection Order, Seller shall file, or cause to be filed, the Disclosure Statement and the Plan. The Disclosure Statement shall comply with the requirements of section 1125 of the Bankruptcy Code (it being understood that the adequacy of the Disclosure Statement, at the time of filing, shall be subject to the resolution of any objections entertained by the Bankruptcy Court), and the Plan shall comply with the requirements of section 1123 of the Bankruptcy Code and shall be capable of being confirmed pursuant to section 1129 of the Bankruptcy Code (it being understood that the confirmability of the Plan, at the time of filing, shall be subject to the resolution of any objections entertained by the Bankruptcy Court). Buyer shall have the opportunity to review and comment on the Plan and Disclosure Statement (and proposed service lists) prior to their filing to confirm the Plan is not inconsistent with the terms of the Agreement and the transactions contemplated thereby. Seller shall request that the Bankruptcy Court set a hearing for approval of the Disclosure Statement on not more than thirty (30) days' notice. Seller shall diligently and in good faith pursue the resolution of any objections to the Disclosure Statement. Any modification to the Plan or Disclosure Statement adversely affecting the rights of Buyer under the Agreement and the transactions contemplated thereby made pursuant to resolution of objections to the Disclosure Statement or in connection with the Disclosure Statement hearing or otherwise must be consented to by Buyer prior to approval of the Disclosure Statement by the Bankruptcy Court. Upon approval of the Disclosure Statement by the Bankruptcy Court, Seller shall promptly and diligently pursue dissemination of the

Disclosure Statement and solicitation of approval of the Plan in accordance with the relevant provisions of the Bankruptcy Code, Bankruptcy Rules, and local rules of the Bankruptcy Court. Seller shall schedule a hearing for confirmation of the Plan and diligently pursue obtaining the Confirmation Order.

                  (b) Buyer agrees to cooperate with Seller in providing any information and evidence that may be required to demonstrate to the Bankruptcy Court's satisfaction adequate assurance of future performance of all Assigned Contracts. There shall be no reduction of the Cash Purchase Price, nor may Buyer terminate this Agreement, due to the exclusion of one or more Assigned Contracts primarily as a result of Buyer's failure to provide adequate assurance of future performance in connection therewith.

         5.3      Regulatory and Other Authorizations; Consents and Best
Efforts.

                  (a) To the extent required by the HSR Act, each of the parties shall promptly file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby, shall promptly file any supplemental or additional information that may be requested in connection therewith pursuant to the HSR Act and shall comply in all respects with the requirements of the HSR Act. Each party shall use all commercially reasonable efforts to resolve objections, if any, which may be asserted with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). In the event any Proceeding is threatened or instituted challenging the transactions contemplated by this Agreement as violative of Antitrust Laws, each party shall use all commercially reasonable efforts to avoid the filing of, or resist or resolve such proceeding. Each party shall use all commercially reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the transactions contemplated by this Agreement under the Antitrust Laws or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Governmental Entity or any other Person challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws, in order to avoid the entry of any order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the transactions contemplated by this Agreement and to have vacated, lifted, reversed or overturned any such order. Buyer shall pay the filing fees required to be paid by Seller and Buyer under the HSR Act in connection with such filings.

                  (b) The parties hereto shall cooperate with each other and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents from any Person or Governmental Entity, including Gaming Licenses and the filings pursuant to subsection (a) above, and satisfy all requirements imposed by any Governmental Entity, that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the requirements of any party to fulfill gaming compliance investigation requirements imposed upon it by any Governmental Entity. The parties shall consult with each other with respect to the obtaining of all consents of, and satisfying all requirements imposed by, all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each party also shall promptly advise the others upon receiving any communication from any Governmental Entity whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

         5.4      Operation of Business.

         Until the Closing, Seller shall, except as otherwise required, authorized or restricted pursuant to an Order of the Bankruptcy Court, operate the Business solely in the Ordinary Course of Business. Seller shall use its commercially reasonable efforts to preserve intact its business organization, to maintain the Business, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, customers and others having business relationships with Seller in connection with the operation of the Business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, on or prior to the Closing Date, Seller may not, without the prior written consent of Buyer:

                  (a) modify in any manner the compensation of any of the Employees, or accelerate the payment of any such compensation (other than in the Ordinary Course of Business or such that the liability associated with such modification is excluded from the Assumed Liabilities);

                  (b) remove or permit to be removed from any building, facility, or real property any Acquired Asset that, individually or in the aggregate, is material;

                  (c) sell, lease or otherwise dispose of, mortgage, hypothecate or otherwise encumber any Acquired Asset (other than in the Ordinary Course of Business);

                  (d) amend, terminate or renew any Assigned Contract without the approval of the Bankruptcy Court (other than in the Ordinary Course of Business);

                  (e) knowingly take any action that would cause any condition set forth in Article VI not to be met; or

                  (f) agree, whether in writing or otherwise, to do any of the foregoing.

         5.5      Compliance with Laws.

         Seller shall comply in all material respects with all applicable Laws as may be required (a) with respect to the operation of the Business; (b) for its ownership of the Acquired Assets prior to the Closing; and (c) for the valid and effective transfer of the Acquired Assets as contemplated by this Agreement at the Closing.

         5.6      Inspections by Buyer.

         Seller has permitted and will continue to permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Seller, to all premises, properties, personnel, Books and Records (including tax records), contracts, and documents of or pertaining to Seller or the Business.

         5.7      Confidentiality.

         Buyer will treat and hold as such any Confidential Information it receives from Seller (as defined in that certain Nondisclosure and Confidentiality Agreement between Seller and Buyer dated March 30, 2004 which is incorporated herein and hereby made a part hereof), and Buyer will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, Buyer will either return to Seller or promptly destroy all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Notwithstanding the foregoing, Buyer may disclose such information (a) if Buyer is compelled to disclose the same by judicial or administrative process, any directive of any Governmental Entity or Gaming Authority or by any other requirement of Law (but subject to the following provisions of this Section 5.7); (b) if the same hereafter is in the public domain through no fault of Buyer or (c) if the same is later acquired by Buyer from another source and Buyer is not aware, after due inquiry, that such source is under an obligation to another Person to keep such information confidential. If Buyer is requested or required (by oral questions, interrogatories, requests for information or documents in any Proceeding to disclose any such information, Buyer shall, to the extent not prohibited by Law, provide Seller with prompt written notice of any such request or requirement so that Seller may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section
5.7. If, in the absence of a protective order or other remedy or the receipt of a waiver by Seller, Buyer nonetheless, based on the advice of counsel, is required to disclose such Confidential Information to any tribunal or other Person, Buyer, without liability hereunder, may disclose that portion of such information which such counsel advises Buyer it is legally required to disclose. Nothing in this Section 5.7 shall limit the rights of the parties to disclose or use any confidential or proprietary information of the other parties in connection with any legal action arising out of or in connection with this Agreement; provided, that such party shall take reasonable steps to preserve the confidentiality of such information (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be afforded such information).

         5.8      Post-Closing Books and Records.

         For a period of two (2) years after the Closing Date, Seller on the one hand and Buyer on the other hand shall afford each other and their respective counsel, accountants and other representatives, or any trustee appointed in the Bankruptcy Case or any case under Chapter 7 of the Bankruptcy Code to which the Bankruptcy Case may be converted, reasonable access to the Books and Records in respect of the Business which, after the Closing, are in the custody or control of the other party and which such party reasonably requires in order to comply with its obligations under Law, including, but not limited to, audits by Tax authorities, or which Buyer reasonably requires to comply with its obligations under the Assumed Liabilities or the Assigned Contracts. Buyer will retain all Books and Records that Buyer may have, if any, relating and material to the operation of the Business and the Acquired Assets prior to the Closing for a period of one (1) year after the Closing Date.

         5.9      Further Assurances.

         At any time and from time to time at or after the Closing, the parties shall cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, Books and Records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

         5.10     Employee Matters.

         Seller shall, as of the Closing, terminate all employees of the Business other than the individuals identified on Schedule 5.10 (the "Employees"), and shall timely deliver to all Employees the required notices of termination of employment pursuant to the Worker Adjustment and Retraining Notification Act and any similar state statutes (the "WARN Act"). Buyer shall make offers of employment to all Employees as new employees of Buyer as of the time of the Closing. Buyer shall cause all Employees hired by Buyer to be covered by Buyer's employee benefit plans and programs applicable to similarly situated employees of Buyer. Buyer shall not be required to pay any amounts otherwise payable to Employees as a result of any severance or change-of-control provision existing between any Employee and Seller. Buyer shall indemnify and hold harmless Seller from and against any and all Damages arising under the WARN Act incurred in connection with the transactions contemplated hereby. To the extent Seller pays an Assumed Liability under this Section 5.10, such amount shall be reimbursed by Buyer to Seller within five (5) business days of written notice thereof.

         5.11     Allocation.

         At least three (3) days prior to Closing, Seller and Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Section 1060 of the Code and the treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Seller and Buyer shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

         5.12     Ineligible Person.

         At any time after the date of this Agreement, if Buyer, any employee or director, officer or consultant of Buyer or any holder of capital stock, debt instruments or other interests in Buyer shall become an Ineligible Person, then Buyer shall use its commercially reasonable best efforts to cure such event, which may include (a) the undertaking of any administrative or other Proceeding before any applicable Gaming Authority or other Governmental Entity, (b) any action necessary to cease Buyer's relationship with such Ineligible Person, including requiring the resignation from any position in or relationship with Buyer or (c) any other action which

Buyer in its sole discretion determines is necessary or appropriate to cause Buyer to not be affiliated with any Ineligible Person. Each Person who shall be determined to be an Ineligible Person shall, and Buyer shall use all commercially reasonable best efforts to cause each Ineligible Person to, cooperate with Buyer in its efforts to obtain and retain in full force and effect the Gaming Licenses.

         5.13     Preliminary Title Report.

                  (a) Not later than four (4) business days after the date of this Agreement, Seller, with Buyer's assistance and cooperation as necessary, shall arrange for the Title Company to prepare and deliver to Buyer a preliminary title report (the "Title Report") covering the Real Property dated not earlier than the date of this Agreement, such report showing all matters of record and all items which would be shown as exceptions on a ALTA owner's policy of title insurance, together with a recent ALTA survey of the Real Property certified by a licensed land surveyor and a legible copy of each recorded document underlying any exceptions shown in the Title Report. Subject only to the following permitted exceptions (the "Permitted Exceptions"), Seller shall cause all exceptions to title to the Real Property set forth in such Title Report to be removed prior to the Closing: (1) the standard printed exceptions contained in the Title Company's form of Owner's Policy; (2) building restrictions and zoning regulations heretofore or hereafter adopted by any municipal or other public authority relating to the Property; (3) current property taxes not yet delinquent; (4) the exceptions approved by Buyer in accordance with Section 5.13(b); and (5) any exception to which Buyer, in Buyer's sole discretion, specifically and expressly consents in writing prior to the Closing. Buyer shall pay all fees and costs associated with obtaining the Title Report.

                  (b) Buyer shall have until 5:00 p.m. (Los Angeles time) on the fifth (5th) calendar day following Buyer's receipt of the Title Report to disapprove, in Buyer's sole discretion, any matters set forth in the Title Report; provided, however, that Buyer may not disapprove of the exceptions described in items (1), (2) and (3) of Section 5.13(a). If Buyer timely disapproves of any matters set forth in the Title Report, other than with respect to the exceptions described in items (1), (2) and (3) of Section 5.13(a), Seller shall have three (3) business days to indicate in writing whether Seller will cause such disapproved matters to be removed as exceptions to title prior to or concurrently with the Closing. Seller's failure to timely respond shall be deemed to constitute Seller's irrevocable agreement to remove all such disapproved matters as exceptions to title. If Seller timely indicates that it is unwilling to remove any such disapproved matters as exceptions to title, Buyer may elect to (i) proceed with the transaction contemplated hereby and take title subject to such disapproved matters, or (ii) terminate this Agreement. Buyer's failure to make such election within three (3) business days after being informed of Seller's decision shall be deemed an election of option
(i). If Buyer terminates this Agreement pursuant to this Section 5.13(b), the Deposit (and all interest accrued thereon) shall be returned to Buyer, and the parties shall have no further obligations to one another except for any obligations that, by their terms, survive the termination of this Agreement.

                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION TO CLOSE

         6.1      Conditions to Buyer's and Seller's Obligation.

         Both Buyer's and Seller's obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) there is not any Law or any order, decree or injunction of a court of competent jurisdiction that (i) renders any transaction contemplated by this Agreement illegal; (ii) would impose any material limitation on the ability of Buyer to effectively exercise full rights of ownership of the Acquired Assets; or (iii) renders Seller or Buyer incapable of consummating the transactions contemplated by this Agreement; and

                  (b) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed or been obtained, including, but not limited to, the expiration of the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act, including any extensions thereof.

         6.2      Conditions to Buyer's Obligation.

         Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) each of the Buyer Protection Order and the Confirmation Order shall be a Final Order;

                  (b) Seller shall have performed and complied in all material respects with all of its obligations, or cured any failure to so perform and comply, under this Agreement and any Order of the Bankruptcy Court relating to this Agreement to be performed by it at or prior to Closing; provided, however, that if any portion of any obligation is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such obligation, Seller shall have performed and complied in all respects with such portion of such obligation;

                  (c) the representations and warranties of Seller contained in this Agreement, and in the certificates, schedules, exhibits and attachments delivered to Buyer pursuant hereto, shall be true and correct in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date; provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects;

                  (d) except as set forth on Schedule 6.2(d), since the date of this Agreement no event shall have occurred which has or would reasonably be expected to have a Material Adverse Effect;

                  (e) all material Consents of or Permits from any Governmental Entity or any other Person necessary to permit the consummation of the transactions contemplated by this Agreement and the operation of the Business following the Closing in the Ordinary Course of Business shall have been received, shall be in full force and effect and shall not have been revoked as of the Closing Date, including all necessary approvals to consummate the transactions from the Gaming Authorities;

                  (f) Seller shall have delivered all of the items set forth in Exhibit C to be delivered by Seller; and

                  (g) the Title Company shall have irrevocably committed to issue to Buyer as of the Closing an ALTA Owner's Policy of Title Insurance (policy form 1992) (the "Title Policy") on standard rates covering the Real Property in the amount of One Hundred Ten Million Dollars ($110,000,000), with the creditors' rights exclusion from coverage deleted, containing no exceptions for monetary liens or encumbrances (including, without limitation, mortgages, deeds of trust, property taxes which are past due or currently due and payable, fines or other amounts owed to any Governmental Entity) and only the Permitted Exceptions, including any easements benefiting the subject Real Property as parcels and containing such endorsements as Buyer may reasonably request. Buyer shall pay all fees and costs associated with obtaining the Title Policy.

Notwithstanding anything in this Section 6.2 to the contrary, Buyer may not exercise its rights under Section 6.2(b), Section 6.2(c), or Section 6.2(d) unless and until Buyer could reasonably be expected to suffer aggregate Damages under such sections in excess of Two Million Dollars ($2,000,000); provided that, at the Closing, Buyer recovers all such Damages as an adjustment to, and reduction of, the Cash Purchase Price in the amount of such aggregate Damages, less the Deductible.

Buyer may waive any condition specified in this Section 6.2 if Buyer executes a writing so stating at or prior to the Closing.

         6.3      Conditions to Seller's Obligation.

         Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Buyer shall have delivered all of the items set forth in Exhibit C to be delivered by Buyer;

                  (b) Buyer shall have performed and complied in all material respects with all of its obligations, or cured any failure to so perform and comply, under this Agreement and any Order of the Bankruptcy Court relating to this Agreement to be performed by it at or prior to Closing; provided, however, that if any portion of any obligation is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such obligation, Buyer shall have performed and complied in all respects with such portion of such obligation;

                  (c) the representations and warranties of Buyer contained in this Agreement and in the certificates delivered to Seller pursuant hereto shall be true and correct in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date; provided, however, that if any portion of any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects; and

                  (d) all material Consents of or Permits from any Governmental Entity or any other Person necessary to permit the consummation of the transactions contemplated by this Agreement and the operation of the Business following the Closing in the Ordinary Course of Business shall have been received, shall be in full force and effect and shall not have been revoked as of the Closing Date.

Notwithstanding anything in this Section 6.3 to the contrary, Seller may not exercise its rights under Section 6.3(b) or Section 6.3(c), unless and until Seller could reasonably be expected to suffer aggregate Damages under such sections in excess of Two Million Dollars ($2,000,000); provided that, at the Closing, Seller recovers all such Damages as an adjustment to, and increase of, the Cash Purchase Price in the amount of such aggregate Damages, less the Deductible.

Seller may waive any condition specified in this Section 6.3 if Seller executes a writing so stating at or prior to the Closing.

                                   ARTICLE VII
                                   TERMINATION

         7.1      Termination of Agreement.

         The parties may terminate this Agreement as provided below:

                  (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) if Seller fails to file the Buyer Protection Approval Motion within the time period provided for in
Section 2.11(a); (ii) if the Bankruptcy Court fails or refuses to enter the Buyer Protection Order on or prior to forty-five (45) days after execution of this Agreement; (iii) if Seller fails to file the Disclosure Statement within the time period provided for in Section 5.2(a); (iv) if the Bankruptcy Court shall not have entered the Confirmation Order on or before October 15, 2004; (v) if any material change that is adverse to Buyer is made to, or any order is entered that is adverse to Buyer and materially inconsistent with, the Buyer Protection Order or Confirmation Order not reasonably acceptable to Buyer; (vi) in the event Seller has materially breached any representation, warranty or covenant contained in this Agreement (other than any representation, warranty or covenant which is already qualified by materiality, in which case, this event shall apply to Seller's breach in any respect of any such representation, warranty or covenant), Buyer has notified Seller of the breach in writing, and the breach has continued without cure (or waiver in writing by Buyer) for a period of thirty (30) days after the notice of breach (except that no cure period will be provided for a breach by Seller which, by its nature, cannot be cured), and Buyer is not itself in material breach of any representation, warranty or covenant contained in this Agreement); (vii) if the Bankruptcy Case is dismissed or converted to Chapter 7 of the Bankruptcy Code or a trustee is appointed for Seller; or (viii) if the Closing shall not have occurred on or before December 31, 2004, or such later date as mutually agreed to by the parties, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement, or unless Buyer shall waive such condition precedent in writing);

                  (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has materially breached any representation, warranty, or covenant contained in this Agreement (other than any representation, warranty or covenant which is already qualified by materiality, in which case, this event shall apply to Buyer's breach in any respect of any such representation, warranty or covenant), Seller has notified Buyer of the breach in writing, and the breach has continued without cure (or waiver in writing by Seller) for a period of thirty (30) days after the notice of breach (except that no cure period will be provided for a breach by Buyer which, by its nature, cannot be cured), and Seller is not itself in material breach of any representation, warranty or covenant contained in this Agreement; (ii) if the Bankruptcy Case is dismissed or converted to Chapter 7 of the Bankruptcy Code; or (iii) if the Closing shall not have occurred on or before December 31, 2004, or such later date as mutually agreed to by the parties, by reason of the failure of any condition precedent under Section 6.3 (unless the failure results primarily from Seller itself breaching any representation, warranty or covenant contained in this Agreement, or unless Seller shall waive such condition precedent in writing); and

                  (d) at Buyer's or Seller's election, in writing, (i) if a court of competent jurisdiction or any Governmental Entity has issued a Final Order having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or (ii) if the Bankruptcy Court shall not have entered the Confirmation Order by October 15, 2004.

                  (e) Notwithstanding anything in this Section 7.1 to the contrary, Buyer may not exercise its rights under Section 7.1(b)(vi), unless and until Buyer could reasonably be expected to suffer aggregate Damages under such section in excess of Two Million Dollars ($2,000,000); provided that, at the Closing, Buyer recovers all such Damages as an adjustment to, and reduction of, the Cash Purchase Price in the amount of such aggregate Damages, less the Deductible. Notwithstanding anything in this Section 7.1 to the contrary, Seller may not exercise its rights under Section 7.1(c)(i), unless and until Seller could reasonably be expected to suffer aggregate Damages under such section in excess of Two Million Dollars ($2,000,000); provided that, at the Closing, Seller recovers all such Damages as an adjustment to, and increase of, the Cash Purchase Price in the amount of such aggregate Damages, less the Deductible. Notwithstanding anything in this Agreement to the contrary, Seller may not terminate this Agreement without the consent of the Ad Hoc Committee.

         7.2      Effect of Termination.

         If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the parties hereunder shall terminate; provided, however, that Seller's obligations under Section 2.9(e) with respect to the Breakup Fee and Expense Reimbursement, Buyer's obligations under Section 5.7 with respect to confidentiality, the provisions identified in Section 7.3, Article VIII and Buyer's and Seller's obligations under Article IX shall survive any cancellation or termination of this Agreement (and any such cancellation or termination shall not be deemed to terminate this Agreement in such circumstances insofar as such provisions are concerned); provided, further, that termination shall not relieve any party breaching this Agreement from liability for such breach.

         7.3      Deposit.

                  (a) If this Agreement is terminated pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(d), the Deposit, together with any interest accrued thereon, shall be returned to Buyer within one (1) business day of the day the Agreement is terminated.

                  (b) If this Agreement is terminated pursuant to Section 7.1(c)(i), the Deposit, together with any interest accrued thereon, shall be paid to Seller within one (1) business day of the day the Agreement is terminated. Except for fraud or willful misconduct by Buyer, Seller acknowledges and agrees that the Deposit shall be the exclusive remedy of Seller with respect to any failure by Buyer to consummate the transactions contemplated by this Agreement.

                  (c) Except as specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, the costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1      Indemnification by Seller.

                  (a) Seller shall indemnify and hold harmless Buyer and its officers, directors, employees and agents, for any and all Damages which may be sustained, suffered or incurred by Buyer and arising out of or by reason of
(i) any breach of any representation, warranty, covenant or undertaking made by Seller pursuant to this Agreement; (ii) any liabilities, obligations, commitments or claims arising with respect to any Excluded Asset or any Excluded Liability; (iii) any violation of any Environmental, Health or Safety Requirement or any release or disposal of Hazardous Materials that occurred on or before the Closing Date with respect to the Real Property or in connection with the Business; or (iv) any other liabilities, obligations, commitments or claims arising with respect to any Acquired Asset on or before the Closing Date. Notwithstanding the foregoing, Seller shall not indemnify Buyer with respect to
(A) amounts for which Buyer receives a Cash Purchase Price adjustment pursuant to Articles VI or VII or Section 2.7, (B) Damages which arise out of the operation of the Business by Buyer after the Closing, or (C) matters arising primarily as a result of the rejection by Buyer of any Contracts.

                  (b) Each of the representations and warranties made by Seller in this Agreement or pursuant hereto shall survive for a period of twelve
(12) months from and after the Closing Date unless a claim shall have been commenced by Buyer providing Seller with written notice thereof prior to the date that is twelve (12) months after the Closing Date, in which case the applicable representations and warranties shall survive with respect to such claim until such claim has been resolved.

                  (c) Buyer shall not be entitled to recover any Damages under this Article VIII to the extent the aggregate claims (including claims for Damages arising under Article VI or VII) against Seller are less than Two Hundred Fifty Thousand Dollars ($250,000) (the "Deductible"). Buyer shall only be entitled to recover Damages in excess of the Deductible. In pursuing the collection of any Damages against Seller following the Closing, the funds being held by Escrow Agent pursuant to the Holdback Amount shall be the exclusive remedy of Buyer. On the date that is twelve (12) months from the Closing Date, Escrow Agent shall distribute to Seller by wire transfer of immediately available funds an amount, if any, equal to the remaining portion of the Holdback Amount plus accrued interest, exclusive of amounts which Buyer is entitled to forever retain or for claims that have not yet been resolved pursuant to this Article VIII.

                  (d) Except for fraud or criminal misconduct, the parties hereto acknowledge and agree that, following the Closing, the indemnification provisions in this Section 8.1 shall be the exclusive remedy of Buyer with respect to the transactions contemplated by this Agreement.

         8.2      Indemnification by Buyer.

                  (a) Buyer shall indemnify and hold harmless Seller and its officers, directors, employees and agents, for any and all Damages which may be sustained, suffered or incurred by Seller and arising out of or by reason of
(i) any breach of any representation, warranty, covenant or undertaking made by Buyer pursuant to this Agreement; or (ii) any liabilities, obligations, commitments or claims arising with respect to any Acquired Asset or any Assumed Liability after the Closing Date.

                  (b) Each of the representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive for a period of twelve
(12) months from and after the Closing Date, unless a claim shall have been commenced by Seller's providing Buyer with written notice thereof prior to the date that is twelve (12) months after the Closing Date, in which case the applicable representations and warranties shall survive with respect to such claim until such claim has been resolved.

                  (c) Seller shall not be entitled to recover any Damages under this Article VIII to the extent the aggregate claims (including claims for Damages arising under Article VI or VII) against Buyer are less than the Deductible. Seller shall only be entitled to recover Damages in excess of the Deductible. The total liability of Buyer for its indemnity obligations under this Section 8.2 shall be limited to Two Million Dollars ($2,000,000) in the aggregate.

                  (d) Except for fraud or criminal misconduct, the parties hereto acknowledge and agree that, following the Closing, the indemnification provisions in this Section 8.2 shall be the exclusive remedy of Seller with respect to the transactions contemplated by this Agreement.

         8.3      Indemnification Procedure.

                  (a) Whenever any claim (a "Claim") shall arise for indemnification under this Article VIII, the indemnitee shall promptly give written notice to the indemnifying party with respect to the Claim, which notice shall include reliable information of the facts constituting the basis for the Claim. Notwithstanding the foregoing, the failure to timely give such notice shall not relieve the indemnifying party from any obligation under this Agreement, except to the extent, if any, that the indemnifying party is materially prejudiced thereby. In the event of any Claim resulting from or in connection with any claim or legal proceedings by a third party (a "Third Party Claim"), the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of liability arising therefrom. The indemnitee shall not settle or compromise any claim by any third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party (which consent will not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 8.3(c) hereof.

                  (b) Upon receipt of written notice from the indemnitee of a Third Party Claim, the indemnifying party shall provide counsel (such counsel subject to the reasonable approval of the indemnitee) to defend the indemnitee against the matter from which the Third Party Claim arose, at the indemnifying party's sole cost, risk and expense. The indemnitee shall cooperate in all reasonable respects, at the indemnifying party's sole cost, risk and expense, with the indemnifying party in the investigation, trial, defense and any appeal arising from the matter from which the Third Party Claim arose. The indemnitee shall be entitled to participate in (but not control) the defense of any such action, with counsel at its own expense. The indemnifying party shall have the right to elect to settle any claim for monetary damages without the indemnitee's consent only if the settlement includes a complete release of the indemnitee. If the settlement does not include such a release, it will be subject to the consent of the indemnitee, which will not be unreasonably withheld. The indemnifying party may not admit any liability of the indemnitee or waive any of the indemnitee's rights without the indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Third Party Claim results in a judgment or settlement, the indemnifying party shall promptly pay such judgment or settlement.

                  (c) If the indemnifying party (i) fails to assume the defense of the subject of any Third Party Claim in accordance with the terms of
Section 8.3(b), (ii) fails diligently to prosecute such defense, or (iii) has, in the indemnitee's reasonable good faith judgment, a conflict of interest, the indemnitee may defend against the subject of the Third Party Claim, at the indemnifying party's sole cost, risk and expense, in such manner and on such terms as the indemnitee deems appropriate, including, without limitation, settling the subject of the Third Party Claim; provided, however, that any compromise or settlement shall be subject to the indemnifying party's consent, which consent will not be unreasonably withheld. If the indemnitee defends the subject of a Third Party Claim in accordance with this Section 8.3(c), the indemnifying party shall cooperate with the indemnitee and its counsel, at the indemnifying party's sole cost, risk and expense, in all reasonable respects, and shall deliver to the indemnitee or its counsel copies of all pleadings and other information within the indemnifying party's knowledge or possession reasonably requested by the indemnitee or its counsel that are relevant to the defense of the subject of any such Third Party Claim and that will not prejudice the indemnifying party's position, claims or defenses. The indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

         8.4      Payment of Indemnification.

         All payments owing under this Article VIII will be made promptly as indemnifiable Losses are incurred. If an indemnitee defends any Third Party Claim in accordance with Section 8.3(c), the expenses (including attorneys' fees and costs) incurred by the indemnitee shall be paid by the indemnifying party in advance of the final disposition of such matter as incurred by the indemnitee; provided that the indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined by a court of competent jurisdiction that the indemnitee is not entitled to indemnification under the terms of this Agreement.

         8.5      Treatment of Indemnity Payments.

         To the maximum extent permissible under applicable Tax Laws, the receipt by any party of any indemnification payment pursuant to this Article VIII will be treated and reported as a non-taxable adjustment to the Cash Purchase Price.

         8.6      Insurance.

         No indemnitee shall be entitled to indemnification under this Article VIII for Damages covered by insurance proceeds from any insurance policy owned and paid for by Seller or the Title Policy, to the extent that such indemnitee actually receives such insurance proceeds to cover such Damages.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1      Survival.

         Seller and Buyer agree that: (a) Buyer's and Seller's representations and warranties shall survive as provided in Article VIII, (b) Buyer's and Seller's covenants contained in Article V shall survive in accordance with the terms thereof and (c) the provisions pertaining to Buyer's and Seller's rights of indemnification and the provisions respecting confidentiality shall survive any cancellation or termination of this Agreement pursuant to the provisions hereof (and any such cancellation or termination shall not be deemed to terminate this Agreement in such circumstances insofar as such provisions are concerned).

         9.2      Press Releases and Public Announcements.

         No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party (which approval shall not be unreasonably withheld or delayed); provided, however, that, upon notice to the other party, any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities, in which case the disclosing party shall advise the other party prior to making the disclosure.

         9.3      Third-Party Beneficiaries.

         This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns; provided, that the members of the Ad Hoc Committee are intended third-party beneficiaries of this Agreement with the right to enforce the terms hereof.

         9.4      Entire Agreement.

         This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         9.5      Succession and Assignment.

         This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         9.6      Headings.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7      Notices.

         All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (c) one (1) business day after being sent to the recipient by facsimile transmission (provided receipt has been confirmed) or electronic mail, and addressed to the intended recipient as set forth below:

                  To Seller:      Windsor Woodmont Black Hawk Resort Corp.
                                  111 Richman Street
                                  Black Hawk, Colorado 80422
                                  Attention: Mike Armstrong
                                  Telephone: (720) 946-6673
                                  Telecopier: (303) 582-3634
                                  E-Mail: Mike.Armstrong@mhcasino.com
                  with copies to: Irell & Manella LLP
                                  840 Newport Center Drive, Suite 400
                                  Newport Beach, California 92660
                                  Attention: William N. Lobel
                                  Telephone: (949) 760-0991
                                  Telecopier: (949) 760-5200
                                  E-Mail: wlobel@irell.com

                  and to:         Klee, Tuchin, Bogdanoff & Stern LLP
                                  2121 Avenue of the Stars, Thirty-Third Floor
                                  Los Angeles, California 90067
                                  Attention: Ronn S. Davids
                                  Telephone: (310) 407-4095
                                  Telecopier: (310) 407-9090
                                  E-Mail: RDavids@ktbslaw.com

                  To Buyer:       Ameristar Casinos, Inc.
                                  3773 Howard Hughes Parkway, Suite 490S
                                  Las Vegas, Nevada  89109
                                  Attention: Peter C. Walsh
                                  Telephone: (702) 567-7048
                                  Telecopier: (702) 733-8478
                                  E-Mail: Peter.Walsh@ameristarcasinos.com

                  with a copy to: Gibson, Dunn & Crutcher LLP
                                  2029 Century Park East
                                  Los Angeles, California  90067-3026
                                  Attention: Jonathan K. Layne
                                  Telephone: (310) 552-8500
                                  Telecopier: (310) 551-8741
                                  E-Mail: jlayne@gibsondunn.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         9.8      Governing Law; Jurisdiction.

         This Agreement and any instrument or agreement executed in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Subject to the terms of any Order of the Bankruptcy Court, the parties further agree that the Bankruptcy Court in the Bankruptcy Case shall have exclusive and continuing jurisdiction over this Agreement and the enforcement thereof, and the parties hereby submit themselves to the jurisdiction of the Bankruptcy Court for such purposes.

         9.9      Amendments and Waivers.

         No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller, consented to in writing by the Ad Hoc Committee and approved by the Bankruptcy Court, to the extent Bankruptcy Court approval is required. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the parties making such a waiver, nor such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10     Severability.

         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement, or the application thereof to any person or entity or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

         9.11     Expenses.

         Except as otherwise expressly provided in this Agreement, each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         9.12     Construction.

         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         9.13     Incorporation of Exhibits and Schedules.

         The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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

         9.14     Tax Disclosure Authorization.

         Notwithstanding anything herein to the contrary, the parties (and each Affiliate and Person acting on behalf of any party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Section 6011 and Section 6112 of the Code and the regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws or the requirements of the Bankruptcy Court.

         9.15     Counterparts and Facsimile Signatures.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Any signature delivered by facsimile shall be deemed to be an original signature hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                SELLER:

                                WINDSOR WOODMONT BLACK HAWK RESORT CORP., a Colorado corporation

                                By: /s/ Jerry L. Dauderman
                                    --------------------------------------------
                                    Name:Jerry L. Dauderman
                                    Title: CEO

                                BUYER:

                                AMERISTAR CASINOS, INC.,
                                a Nevada corporation

                                By: /s/ Peter C. Walsh
                                    --------------------------------------------
                                    Name: Peter C. Walsh
                                    Title: Senior Vice President and General
                                           Counsel

                                Solely with respect to Section 2.11(b) and
                                Section 9.9

                                AD HOC COMMITTEE

                                By: /s/ Kevin Genda
                                    --------------------------------------------
                                    Name: Kevin Genda
                                    Title: SVP - ABLECO FINANCE

                         AGREEMENT OF AD HOC COMMITTEE:

The Ad Hoc Committee hereby agrees to use its commercially reasonable efforts to assist Seller, and to cooperate with the reasonable requests of Buyer, in filing the Bankruptcy Court motions and in obtaining the Bankruptcy Court approvals described in Sections 2.11 and 5.2. With respect to any consents or approvals required of the Ad Hoc Committee in connection with the transactions contemplated by this Agreement, the Ad Hoc Committee hereby agrees that such consents or approvals will not be unreasonably withheld or delayed.

                                    AD HOC COMMITTEE:

                                    By: /s/ Kevin Genda
                                        ----------------------------------------
                                        Name:  Kevin Genda
                                        Title: SVP - ABLECO FINANCE LLC